NEWS RELEASE for February 22, 2008

Contact: Dina Masi, CFO
      Jeffrey Leach, Investor Relations
Integrated BioPharma, Inc.
      j.leach@ibiopharma.com
888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2007

and Announces New $17.5 Million Financing

Hillside, N.J., February 22, 2008—Integrated BioPharma, Inc. (NasdaqGM:INBP) reported financial results today for the three and six month periods ended December 31, 2007.

Revenues for the quarter ended December 31, 2007 were $13.7 million compared to $20.9 million for the quarter ended December 31, 2006, a decrease of $7.2 million. The Company had an operating loss for the quarter ended December 31, 2007 of $3.7 million compared to operating income of $2.0 million for the quarter ended December 31, 2006.

Revenues for the six month period ended December 31, 2007 were $26.3 million compared to $33.8 million for the six month period ended December 31, 2006, a decrease of $7.5 million. The Company had an operating loss for the six months ended December 31, 2007 of $5.2 million compared to operating income of $2.4 million for the six months ended December 31, 2006.

The Company has engaged the services of a consulting team to re-align the management and product offerings of its beverage business. As a result, non-profitable sales were eliminated and inventories were adjusted accordingly, resulting in lower sales and profits for the period.

Today, the Company also announces that it consummated a private placement of securities to two investors, Imperium Master Fund, Ltd. and CD Financial, LLC pursuant to two Securities Purchase Agreements. CD Financial, LLC is an affiliate of Carl DeSantis, a director of the Company. The transactions resulted in gross proceeds of approximately $17.5 million to the Company. The Company expects to use approximately $16.4 million of the proceeds of the private placement to retire in full its credit facilities with Amalgamated Bank and expects to use the remaining balance of approximately $1.1 million for general working capital purposes, along with the release of the restricted cash from Amalgamated Bank, providing the Company with working capital of approximately $3.1 million.

For the quarter ended December 31, 2007, there was a net loss applicable to common shareholders of $3.6 million or ($0.26) per diluted share, compared with a net loss applicable to common shareholders of $1.5 million, or ($0.11) per diluted share, for the quarter ended December 31, 2006. Net loss applicable to common shareholders is calculated after cash and non-cash Preferred Stock dividends of $252,000 and $1.2 million, respectively, and non-cash Preferred Stock deemed dividends of $1.2 million for the quarter ended December 31, 2006.

For the six months ended December 31, 2007, there was a net loss applicable to common shareholders of $5.0 million, or ($0.35) per diluted share, compared with net loss applicable to common shareholders of $2.1 million, or ($0.15) per diluted share, for the same period in 2006. The six-month period ended December 31, 2006 net loss applicable to common shareholders is calculated after cash and non-cash Preferred Stock dividends of $371,000 and $1.2 million, respectively, and non-cash Preferred Stock deemed dividends of $1.8 million.

A summary of our financial results for the three and six months ended December 31, 2007 follows:

About Integrated BioPharma, Inc. (INBP)

Integrated BioPharma, Inc. is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company’s biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.